Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms SB-2 (333- 128392) of Magyar Bancorp, Inc. of our report dated June 23, 2010 relating to the financial statements of the Magyar Bank 401 (k) Profit Sharing Plan, which appears in this Form 11-K.

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC
Somerville, New Jersey
June 23, 2010